Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2006, in the Registration Statement (Form S-1 No. 333-126835) and related Prospectus of ReGen Biologics, Inc. for the registration of 46,019,475 shares of its common stock.
/s/ Ernst & Young LLP
Baltimore, Maryland
April 26, 2006